EMPLOYMENT AGREEMENT
AGREEMENT made on October 2, 2006, and amended and restated as of September 6, 2013, by and between RENT-A-CENTER, INC. (the “Company”) and MARK E. SPEESE (“Mr. Speese”).
1.Employment. The Company desires to enter into a written agreement to employ Mr. Speese upon and subject to the terms and conditions set forth herein, and Mr. Speese hereby agrees to be employed by the Company upon and subject to such terms and conditions.

2.Certain Defined Terms. The following terms have the following meanings when used in this Agreement.
(a)“Accrued Compensation” means, as of any date, (1) the unpaid amount, if any, of Mr. Speese’s previously earned base salary, (2) the unpaid amount, if any, of the bonus earned by Mr. Speese for the preceding year, and (3) additional payments or benefits, if any, earned by Mr. Speese under and in accordance with any employee plan, program or arrangement of or with the Company or an Affiliate (other than this Agreement).

(b)“Affiliate” means an entity at least 50% of the voting, capital or profits interests of which are owned directly or indirectly by the Company.

(c)“Benefit Continuation Coverage” means continuing group health insurance coverage for Executive and, where applicable, Executive’s covered spouse and covered eligible dependents for a specified period following the termination of Executive’s Employment with Company and its Affiliates at the same benefit and contribution levels that would be in effect if the Executive’s employment had continued, if and to the extent such coverage would be permitted by the applicable plan and applicable law. Benefit Continuation Coverage, if any, shall be in addition to and not in lieu of COBRA coverage. Unless sooner terminated, Benefit Continuation Coverage will be subject to early termination if and when the Executive becomes entitled to comparable coverage from another employer.

(d)“Board” means the Board of Directors of the Company.

(e)“Cause” means (1) material act or acts of willful misconduct by Mr. Speese, whether in violation of the Company’s policies, including, without limitation, the Company’s Code of Business Conduct and Ethics, or otherwise; (2) Mr. Speese’s willful and repeated failure (except where due to physical or mental incapacity) or refusal to perform in any material respect the duties and responsibilities of Mr. Speese’s employment; (3) embezzlement or fraud committed by Mr. Speese, at Mr. Speese’s direction, or with Mr. Speese’s prior personal knowledge; (4) Mr. Speese’s conviction of, or plea of guilty or nolo contendere to, the commission of a felony; or (5) substance abuse or use of illegal drugs that, in the reasonable judgment of the Compensation Committee, (A) impairs the ability of Mr. Speese to perform the duties of Mr. Speese’s employment, or (B) causes or is likely to cause harm or embarrassment to the Company or any of its Affiliates. Except as specified, the Compensation Committee, acting in its own discretion, will be responsible for determining whether particular conduct constitutes “Cause” for the purposes of this Agreement.

(f)“Change in Control” means the occurrence of any of the following after the date of this Agreement:
(i)any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of the combined voting power of the then outstanding voting securities of the Company;

(ii)a consolidation, merger or reorganization of the Company, unless (1) the stockholders of the Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such consolidation, merger or reorganization, (2) individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute a majority of the board of directors of the surviving corporation or of a corporation directly or indirectly beneficially owning a majority of the voting securities of the surviving corporation, and (3) no person beneficially owns more than 40% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (A) the Company or a subsidiary of the Company, (B) an employee benefit plan maintained by the Company, the surviving corporation or any subsidiary, or (C) the beneficial owner of 40% or more of the combined voting power of the outstanding voting securities of the Company immediately prior to such consolidation, merger or reorganization);

(iii)individuals who, as of the date of this Agreement, constitute the entire Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board, provided that any individual becoming a director subsequent to the date of this Agreement whose appointment or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(iv)a complete liquidation or dissolution of the Company, or a sale or other disposition of all or substantially all of the assets of the Company (other than to an entity described in (f)(ii) above).

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h)“Company” means Rent-A-Center, Inc. and any successor thereto.

(i)“Compensation Committee” means the Compensation Committee of the Board.

(j)“Disability” means the inability of Mr. Speese to substantially perform the customary duties and responsibilities of Mr. Speese’s Employment with the Company or an Affiliate for a period of at least 120 consecutive days or 120 days in any 12-month period by reason of a physical or mental incapacity which is expected to result in death or last indefinitely, as determined by a duly licensed physician appointed by the Company.

(k)“Employment” means Mr. Speese’s employment with the Company and/or any of its Affiliates.

(l)“Good Reason” means the occurrence of any of the following without the written consent of Mr. Speese: (1) a material diminution by the Company or an Affiliate of Mr. Speese’s duties or responsibilities in a manner which is inconsistent with Mr. Speese’s position or which has or is reasonably likely to have a material adverse effect on Mr. Speese’s status or authority, provided, however, that a change in Mr. Speese's position as Chairman of the Board shall not be considered a material diminution in Mr.

Speese's duties or responsibilities or having or reasonably likely to have a material adverse effect on Mr. Speese's status or authority within the meaning of "Good Reason" if a majority of the independent directors of the Board (such independent directors being determined in accordance with securities listing standards then applicable to the Company's common stock), (a) upon the advice of counsel, determines such change in position is required to comply with such applicable securities listing standard or any law or regulation applicable to the Company, or (b) in their reasonable discretion, determines such a change in position to be in the best interest of the Company to comply with appropriate corporate governance practices or for similar reasons; (2) a relocation by more than 50 miles of Mr. Speese’s principal place of business; or (3) a reduction by the Company or an Affiliate of Mr. Speese’s rate of salary or annual incentive opportunity or a breach by the Company or any of its Affiliates of a material provision of this Agreement which is not corrected within 15 business days following notice thereof by Mr. Speese to the Company.

(m)“Pro Rata Bonus” means the annual bonus, if any, earned by Mr. Speese for the calendar year preceding the year in which Mr. Speese’s Employment terminates multiplied by a fraction, the numerator of which is the number of days elapsed from the beginning of the calendar year in which Mr. Speese’s Employment terminates until the date Mr. Speese’s Employment terminates, and the denominator of which is 365. If Mr. Speese’s Employment terminates before April 1 of a calendar year, the Pro Rata Bonus for such calendar year shall be deemed to be zero.

(n)“Salary & Bonus” means, as of the effective date of the termination of Mr. Speese’s Employment with the Company and its Affiliates, the sum of: (1) Mr. Speese’s highest annual rate of salary at any time during the preceding 24 months, and (2) Mr. Speese’s average annual bonus for the two preceding calendar years.

(o)“Transfer Restrictions” means the contractual restrictions against the sale or transfer of Company stock acquired upon the exercise of the special option granted to Mr. Speese pursuant to Section 6 of this Agreement.

3.Term. The term of this Agreement will be begin on the date hereof and will end on December 31, 2009, unless sooner terminated in accordance with the provisions of Section 8 or Section 9 hereof. The term of this Agreement will be renewed for successive one year renewal periods unless (a) at least 90 days before the end of the initial term or a renewal term, either party gives written notice of non-renewal to the other, or (B) Mr. Speese’s employment is sooner terminated pursuant to Section 8 or Section 9 of this Agreement.

4.Position and Duties. During the term of this Agreement, Mr. Speese shall serve as the Chairman of the Board and the Chief Executive Officer of the Company. The Company agrees to use its reasonable best efforts to cause Mr. Speese to be a member of the Board. Mr. Speese shall report directly to the Board and will have such executive and managerial powers, duties and responsibilities as are assigned to him by the Board, consistent with his position as Chief Executive Officer. At the request of the Board, Mr. Speese shall serve as an officer and director of the Company’s subsidiaries and other affiliates without additional compensation. Mr. Speese shall devote all of his business time, attention, knowledge and skills faithfully and to the best of his ability to the performance of the obligations, duties and responsibilities of his position as Chairman of the Board and Chief Executive Officer of the Company and in furtherance of the business, affairs, policies, codes of conduct and activities of the Company in the interests of its shareholders. Subject to the Company’s policies applicable to senior executives generally, Mr. Speese may engage in personal, charitable, professional and investment activities to the extent such activities do not conflict or interfere with his obligations to, or his ability to perform the duties and responsibilities of his employment with the Company.

5.Annual Compensation.

(a)Base Salary. During the term of this Agreement, the Company will pay salary to Mr. Speese at an annual rate of $740,000, in accordance with its regular payroll practices. The Board and/or the Compensation Committee will review Mr. Speese’s salary at least annually. The Board, acting in its discretion, may increase (but may not decrease) the annual rate of Mr. Speese’s salary in effect at any time.

(b)Bonus. Mr. Speese will be eligible for an annual bonus determined at the sole discretion of the Compensation Committee. The amount of the annual bonus, if any, will be payable to Mr. Speese as soon as practicable after the end of the year, consistent with the payment of annual incentive compensation to senior executives generally.

6.Additional Compensation. Simultaneously with the execution of this Agreement, the Company will make a special option grant to Mr. Speese pursuant to the Company’s 2006 Long Term Incentive Plan. The special option will cover seventy thousand (70,000) shares of the Company’s common stock and will be fully vested on the date of grant, provided, however, that, except as otherwise specified in the option agreement, if Mr. Speese exercises the option before December 31, 2009, any shares of the Company stock acquired upon such exercise may not be sold or otherwise transferred until such date. The Compensation Committee, acting in its discretion, may reduce the transfer restriction period with respect to some or all of the shares covered by the option. The terms and conditions of the special option are set forth in a separate option agreement made of even date herewith between the Company and Mr. Speese.

7.Employee Benefit Programs and Perquisites.

(a)General. Subject to the provisions of this Agreement, Mr. Speese will be entitled to participate in such qualified and nonqualified employee pension plans, stock option or other equity or long term incentive compensation plans, group health, long term disability and group life insurance plans, and any other welfare and fringe benefit plans, arrangements, programs and perquisites sponsored or maintained by the Company from time to time for the benefit of its employees generally or its senior executives generally.

(b)Reimbursement of Business Expenses. Mr. Speese is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company will promptly reimburse him for all expenses that are so incurred upon presentation of appropriate vouchers or receipts, subject to the Company’s expense reimbursement policies applicable to senior executive officers generally as in effect from time to time.

(c)Conditions of Employment. Mr. Speese’s place of employment during the term of his employment under this Agreement will be at the principal office of the Company in Plano, Texas, subject to the need for business travel. The conditions of Mr. Speese’s employment, including, without limitation, office space and accouterments, secretarial, administrative and other support, will be consistent with his status as the Chairman of the Board and the Chief Executive Officer of the Company.

8.Termination of Employment. Subject to the provisions hereof, including, without limitation, Section 12 (relating to the execution and delivery of a release as a condition of Mr. Speese’s (or a beneficiary’s) entitlement to certain payments and benefits hereunder), upon termination of Employment, other than a termination of Employment in conjunction with a Change in Control to which Section 9 applies, Mr. Speese (or Mr. Speese’s beneficiary, as the case may be) will be entitled to receive the applicable payments and benefits set forth in this Section. For the purposes hereof, termination of Employment at the expiration of the initial term or a renewal term due to the Company’s providing notice of non-renewal pursuant to Section

3 of this Agreement will be deemed to be a termination by the Company without Cause; and, if such a termination is due to notice of non-renewal by Mr. Speese, it shall be deemed to be a voluntary termination by Mr. Speese without Good Reason.

(a)Termination of Employment by the Company without Cause or Mr. Speese for Good Reason. If Mr. Speese’s Employment is terminated by the Company or an Affiliate without Cause or by Mr. Speese for Good Reason, then Mr. Speese shall be entitled to receive the following payments and benefits:

(i)Accrued Compensation;

(ii)Pro Rata Bonus;

(iii)2.0 times Salary & Bonus, payable to Mr. Speese in equal monthly (or, at the option of the Company, more frequent) installments;

(iv)Lapse of any Transfer Restrictions; and

(v)Benefit Continuation Coverage for twenty-four months following termination of Employment.

(b)Disability or Death. If Mr. Speese’s Employment is terminated by the Company or an Affiliate due to Mr. Speese’s Disability or if Mr. Speese’s Employment terminates by reason of death, then Mr. Speese (or Mr. Speese’s beneficiary) shall be entitled to receive the following payments and benefits:

(i)Accrued Compensation;

(ii)Pro Rata Bonus;

(iii)Lapse of any Transfer Restrictions; and

(iv)Benefit Continuation Coverage for twelve months.

(c)Termination by the Company or an Affiliate for Cause or Termination by Mr. Speese without Good Reason. If the Company or an Affiliate terminates Mr. Speese’s Employment for Cause or if Mr. Speese terminates such Employment for any reason other than death or for Good Reason, then Mr. Speese shall be entitled to receive any Accrued Compensation, subject to set off for amounts owed by Mr. Speese to the Company or an Affiliate, and nothing more.

(d)Restoration. Any severance payments and benefits paid under this Section 8 shall be subject to continuing compliance with the covenants described in and repayment pursuant to Section 13.

9.Termination in Conjunction with a Change in Control. Subject to the provisions hereof, including, without limitation, Section 11 (relating to a reduction of severance payments and benefits in order to avoid adverse tax consequences) and Section 12 (relating to execution and delivery of a general release as a condition of Mr. Speese’s entitlement to certain payments and benefits hereunder), upon the termination of Mr. Speese’s Employment with the Company and its Affiliates in conjunction with a Change in Control, Mr. Speese (or Mr. Speese’s beneficiary, as the case may be) will be entitled to receive the applicable severance payments and benefits described in Section 8, provided, however, that, if Mr. Speese’s Employment is terminated by the Company without Cause or by Mr. Speese for Good Reason in conjunction with a Change in Control, then (a) in lieu of the installment payout described in Section 8(a)(iii), Mr. Speese shall be entitled to receive a single sum payment equal to 2.0 times Salary & Bonus within 10 business days following the date of Mr. Speese’s termination of Employment or, if later, the date of the Change in Control, and (b) the period of Benefit Continuation Coverage will be thirty-six months (as opposed to twenty-four months). For the purposes hereof, a termination of Employment is in conjunction with a Change in Control if (and only if) it occurs during the period beginning six months prior to a Change in Control (or, in the case of a Change in Control described in Section 2(f)(i) or (ii), beginning on the date of the definitive agreement pursuant to which the Change in Control is consummated), and ending on the second anniversary of the date of the Change in Control. If Mr. Speese is entitled to receive payments and benefits under Section 8 (due to a termination of Employment not in conjunction with a Change in Control) and if, by reason of a subsequent Change in Control, Mr. Speese’s termination of Employment is deemed to be in conjunction with the Change in Control, then, in order to avoid duplication, the payments and benefits to which Mr. Speese is entitled under this Section upon and following the Change in Control will be reduced by the payments and benefits which Mr. Speese received under Section 8, and no further payments will be made under Section 8. Any severance payments and benefits paid under this Section 9 shall be subject to continuing compliance with the covenants described in and repayment pursuant to Section 13.

10.Effect of a Change in Control on Options and Other Equity-Based Awards. All Transfer Restrictions shall lapse immediately before a Change In Control. All outstanding Company stock options and other Company equity-based awards held by Mr. Speese shall become fully vested immediately before the occurrence of a Change in Control if (a) Mr. Speese is then still employed by the Company or an Affiliate; or (b) if Mr. Speese’s Employment is terminated by the Company or an Affiliate without Cause or by Mr. Speese for Good Reason during the pre-Change in Control severance protection period described in Section 9. If Mr. Speese becomes vested in a stock option or other equity-based award pursuant to part (b) of the preceding sentence, then, before the Change in Control, the Company will either reinstate the option or other award to the extent it would otherwise not be vested, or make a cash payment to Mr. Speese equal to the intrinsic value of the non-vested portion of the option or other award based upon the then value per share of the Company’s common stock. The vesting and other terms and conditions of Mr. Speese’s stock options and other equity-based awards will continue to govern except as otherwise specifically provided by this Section 10.

11.Golden Parachute Tax Limitation. If Mr. Speese is entitled to receive payments and benefits under this Agreement and if, when combined with the payments and benefits Mr. Speese is entitled to receive under any other plan, program or arrangement of the Company or an Affiliate, Mr. Speese would be subject to excise tax under Section 4999 of the Code or Company would be denied a deduction under Section 280G of the Code, then the severance amounts otherwise payable to Mr. Speese under this Agreement will be reduced by the minimum amount necessary to ensure that Mr. Speese will not be subject to such excise tax and the Company will not be denied any such deduction.

12.Release of Claims. Notwithstanding anything herein to the contrary, the Compensation Committee or the Board may condition severance payments or benefits otherwise payable under this Agreement upon the execution and delivery by Mr. Speese (or Mr. Speese’s beneficiary) of a general release in favor of the Company, its Affiliates and their officers, directors and employees, in such form as the Board or the Compensation Committee may specify; provided, however, that no such release will be required as a condition of Mr. Speese’s (or the beneficiary’s) entitlement to Accrued Compensation. Subject to Section 20 of this Agreement, any payment or benefit that is so conditioned shall commence or be paid during the period commencing on Executive’s termination of Employment and ending on a date not more than 30 days thereafter, except that, in the event that such period could span two taxable years, payment must be made in the later year.

13.Restoration. Mr. Speese has been provided and is privy to intellectual property, trade secrets and other confidential information of the Company and its Affiliates. For two years following Mr. Speese’s termination of Employment, Mr. Speese has agreed not to engage in any activity or provide any services which are similar to or competitive with the business of the Company and its Affiliates. For the same two year period, Mr. Speese also agreed not to solicit or induce, or cause or permit others to solicit or induce, any employee to terminate their employment with the Company and its Affiliates. These covenants are set forth and agreed to in the Loyalty and Confidentiality Agreement between Mr. Speese and the Company (“Loyalty Agreement”). The parties hereto understand and acknowledge that the promises in this Agreement and those in the Loyalty Agreement, and not any employment of or services performed by Mr. Speese in the course and scope of that employment, constitute the sole consideration for the severance payments and benefits provided by this Agreement. Further, it is agreed that should Mr. Speese violate or be in breach of any restrictions set forth herein or in the Loyalty Agreement (which determination shall be made in the discretion of the Compensation Committee), (a) Mr. Speese shall not be entitled to any further severance payments and benefits under this Agreement, (b) Mr. Speese shall immediately return to the Company any severance payments and the value of any severance benefits which were received hereunder, and (c) Mr. Speese will have no further rights or entitlements under this Agreement. This Section 13 shall not in any manner supersede or limit any other right the Company may have to enforce or seek legal or equitable relief based on this Agreement or the Loyalty Agreement.

14.No Duty to Mitigate. Except as otherwise specifically provided herein with respect to early termination of Benefit Continuation Coverage, Mr. Speese’s entitlement to payments or benefits hereunder is not subject to mitigation or a duty to mitigate by Mr. Speese.

15.Amendment. The Board may amend this Agreement, provided, however, that, no such action which would have the effect of reducing or diminishing Mr. Speese’s entitlements under this Agreement shall be effective without the express written consent of Mr. Speese.

16.Successors and Beneficiaries.

(a)Successors and Assigns of the Company. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company and its subsidiaries taken as a whole, expressly and unconditionally to assume and agree to perform or cause to be performed the Company’s obligations under this Agreement. In any such event, the term “Company,” as used herein shall mean the Company, as defined in Section 2 hereof, and any such successor or assignee. Mr. Speese acknowledges and agrees that this Agreement and the Loyalty Agreement shall be fully enforceable by the Company's successor or assignee.

(b)Mr. Speese’s Beneficiary. For the purposes hereof, Mr. Speese’s beneficiary will be the person or persons designated as such in a written beneficiary designation filed with the Company, which may be revoked or revised in the same manner at any time prior to Mr. Speese’s death. In the absence of a properly filed written beneficiary designation or if no designated beneficiary survives Mr. Speese, Mr. Speese’s estate will be deemed to be the beneficiary hereunder.

17.Nonassignability. With the exception of Mr. Speese’s beneficiary designation, neither Mr. Speese nor Mr. Speese’s beneficiary may pledge, transfer or assign in any way the right to receive payments or benefits hereunder, and any attempted pledge, transfer or assignment shall be void and of no force or effect.

18.Legal Fees to Enforce Rights after a Change in Control. If, following a Change in Control, the Company fails to comply with any of its obligations under this Agreement or the Company takes any action to declare this Agreement void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from Mr. Speese (or Mr. Speese’s beneficiary) the payments and benefits intended to be provided, then Mr. Speese (or Mr. Speese’s beneficiary, as the case may be) shall be entitled to select and retain counsel at the expense of the Company to represent Mr. Speese (or Mr. Speese’s beneficiary) in connection with the good faith initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company or any successor thereto in any jurisdiction.

19.Governing Law. This Agreement shall be governed by the laws of the State of Texas, excluding its conflict of law rules. Any suit with respect to this Agreement will be brought in the federal or state courts in the districts, which include Dallas, Texas, and Mr. Speese hereby agrees to submit to the personal jurisdiction and venue thereof.

20.Compliance with Section 409A Deferral Requirements. This Agreement is intended to comply with Section 409A of the Code, if and to the extent applicable, and will be interpreted and applied in a manner consistent with that intention. Toward that end, unless permitted sooner by Section 409A of the Code, severance amounts otherwise payable within six-months after termination of employment will be deferred until and become payable on the first day of the seventh month following termination of Employment. Further, to the extent Section 409A of the Code is applicable, the phrase “termination of Employment” shall have the same meaning as a “separation from service” as defined in Section 409A of the Code and its accompanying regulations.

21.Withholding. The Company and its Affiliates may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
RENT-A-CENTER, INC.

By:        /s/ Mitchell E. Fadel
Mitchell E. Fadel, President and COO

/s/ Mark E. Speese
Mark E. Speese